Exhibit 99.2

Boyles Bros. Servicios Técnicos
Geológicos S.A. (Boytec S.A.) and
Subsidiaries

Consolidated Financial Statements

For the Years Ended December 31, 2012
(Audited), 2011 and 2010 (Unaudited),
and Independent Auditors’
Report

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Independent Auditors’ Report and Consolidated
Financial Statements 2012 (Audited), 2011 and 2010 (Unaudited)

Contents	Pages

Independent Auditors’ Report – Consolidated Financial	1
Statements

Consolidated balance sheets	2-3

Consolidated statements of income	4

Consolidated statements of changes in equity	5

Consolidated statements of cash flows	6

Notes to consolidated financial statements	7-21

INDEPENDENT AUDITORS’ REPORT

To the Board of Directors and Stockholders of
Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

We have audited the accompanying consolidated financial statements of Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries (the "Company"), which comprise the consolidated balance sheet as of December 31, 2012 and the related consolidated statements of income,  changes in equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries as of December 31, 2012 and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Other Matter

The accompanying consolidated balance sheet of Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries as of December 31, 2011, and the related consolidated statements of income, changes in equity and cash flows for each of the two years in the period ended December 31, 2011 were not audited, reviewed, or compiled by us and, accordingly, we do not express an opinion or any other form of assurance on them.

/s/ Deloitte, Inc.

Panama City, Republic of Panama
April 15, 2013

Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries

Consolidated Balance Sheets
As of December 31, 2012 and 2011
(In thousands of U.S. dollars)

	Notes	2012	2011
Assets		(Audited)	(Unaudited)

Current Assets:
Cash and cash equivalents		5,159	2,556
Trade receivables	3	3,990	5,563
Accounts receivable from related parties	5	658	405
Sundry debtors	3	864	247
Inventories, net	3	7,715	6,400
Recoverable taxes	3	699	433
Prepaid expenses and other current assets	3	238	250
Deferred income taxes	8	-	5

Total current assets		19,323	15,859

Property, plant and equipment:
Buildings		4,961	2,948
Land		1,247	1,247
Machinery and equipment		18,682	11,581
Vehicles		2,839	2,024
Office furniture and equipment		1,412	1,258
Land under capital leases		476	476
Building under capital leases		2,054	2,054
Machinery and vehicles acquired under capital leases		95	95
Other property, plant and equipment		74	1,774

		31,840	23,457
Less - accumulated depreciation		(9,157)	(6,819)

Net property, plant and equipment		22,683	16,638

Total assets		42,006	32,497

Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries

Consolidated Balance Sheets
As of December 31, 2012 and 2011
(In thousands of U.S. dollars)

	Notes	2012	2011
Liabilities and stockholders' equity		(Audited)	(Unaudited)

Current liabilities:
Short-term debt	6	710	1,796
Current maturities of long-term debt	6	1,762	928
Current maturities of capital leases	7	462	400
Accounts payable		734	284
Accounts payable to related parties	5	601	1,846
Sundry accounts payable		3,214	2,631
Withholdings and accrued expenses	3	71	139
Unearned income	3	-	929
Income taxes payable		892	841
Other current liabilities		-	140

Total current liabilities		8,446	9,934

Long-term liabilities:
Long-term debt	6	2,457	1,654
Capital leases	7	1,192	1,493
Accounts payable to related parties	5	-	791
Accrued expenses		75	94
Deferred income taxes	8	2,190	1,555

Total long-term liabilities		5,914	5,587

Equity:
Paid-in capital	9	76	76
Retained earnings		24,403	14,070
Total Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) stockholders' equity		24,479	14,146
Noncontrolling interests		3,167	2,830
Total equity		27,646	16,976

Total liabilities and equity		42,006	32,497

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries

Consolidated Statements of Income
For the years ended December 31, 2012, 2011 and 2010
(In thousands of U.S. dollars)

	Notes	2012	2011	2010
		(Audited)	(Unaudited)	(Unaudited)
Revenues
Drilling		67,193	36,449	17,143
Sale of fluids		15,237	21,788	15,659
Other revenues		2,126	2,093	1,557
Total revenues		84,556	60,330	34,359

Cost of services (exclusive of depreciation
shown below)		(46,717)	(26,348)	(14,478)
Cost of sales (exclusive of depreciation
shown below)		(8,858)	(16,056)	(10,495)
Selling, general and administrative expenses		(7,392)	(4,634)	(3,811)
Depreciation and amortization		(2,339)	(1,405)	(849)
Total costs and expenses		(65,306)	(48,443)	(29,633)
Operating income		19,250	11,887	4,726
Other income (expenses):
Equity in net earnings of affiliate		-	-	(29)
Financial expense		(654)	(464)	(350)
Other income, net		1,095	559	77
Foreign exchange losses, net		(605)	301	(585)
Other (expense) income, net		(164)	396	(887)
Income before income taxes		19,086	12,283	3,839
Income tax expense	8	(4,632)	(2,307)	(665)
Net income		14,454	9,976	3,174
Less: Net income attributable to noncontrolling interests		(501)	(1,231)	(913)
Net income attributable to Boyles Bros. Servicios
Técnicos Geológicos S.A. (Boytec S.A.)		13,953	8,745	2,261

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos S.A. (Boytec S.A.) and Subsidiaries

Consolidated Statements of Changes in Equity
For the years ended December 31, 2012, 2011 and 2010
(In thousands of U.S. dollars)

			Total
			Boyles Bros.
			Servicios
			Técnicos
			Geológicos, S.A.
			(Boytec, S.A.)
	Paid-in	Retained	stockholders'	Noncontrolling	Total
	capital	earnings	equity	interests	equity

Balance as of January 1, 2010 (Unaudited)	76	6,090	6,166	1,094	7,260
Dividends distribution	-	(1,200)	(1,200)	(300)	(1,500)
Comprehensive income:
Net income for the year 2010	-	2,261	2,261	913	3,174

Balance as of December 31, 2010 (Unaudited)	76	7,151	7,227	1,707	8,934

Balance as of January 1, 2011 (Unaudited)	76	7,151	7,227	1,707	8,934
Dividends distribution	-	(1,800)	(1,800)	(100)	(1,900)
Partnership withdrawal	-	(26)	(26)	(8)	(34)
Comprehensive income:
Net income for the year 2011	-	8,745	8,745	1,231	9,976

Balance as of December 31, 2011 (Unaudited)	76	14,070	14,146	2,830	16,976

Balance as of December 31, 2011 (Unaudited)	76	14,070	14,146	2,830	16,976
Dividends distribution	-	(3,400)	(3,400)	(100)	(3,500)
Partnership withdrawal	-	(220)	(220)	(64)	(284)
Comprehensive income:
Net income for the year 2012	-	13,953	13,953	501	14,454

Balance as of December 31, 2012 (Audited)	76	24,403	24,479	3,167	27,646

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Tecnicos Geologicos S.A. (Boytec S.A.) and Subsidiaries

Consolidated Statements of Cash Flows
For the years ended December 31, 2012, 2011 and 2010
(In thousands of U.S. dollars)

	2012	2011	2010
	(Audited)	(Unaudited)	(Unaudited)

Cash flows from operating activities:
Net income	13,953	8,745	2,261

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	2,339	1,405	849
Foreign exchange losses, net	605	(301)	585
Deferred income taxes	637	803	191
Others	454	1,125	627

Changes in operating assets (increases) decreases:
Trade account receivables	917	(4,077)	548
Inventories	(1,314)	(2,167)	(1,789)
Other assets	(420)	(86)	116
Due from related companies	2,594	1,182	1,362

Changes in operating liabilities increases (decreases):
Accounts payable	(4,239)	367	377
Other accounts payable	(421)	1,399	(100)
VAT and similar payables	(403)	662	(480)

Total net cash flows provided by operating activities	14,702	9,057	4,547

Cash flows from investment activities:
Proceeds from sale of property, plant and equipment	545	3	200
Purchases of property, plant and equipment	(8,930)	(7,386)	(2,164)

Total net cash flow used in investment activities	(8,385)	(7,383)	(1,964)

Cash flows from financing activities:
Lease payments	(521)	(499)	(509)
Bank debt payments	(4,864)	(1,168)	(721)
Bank loans	5,235	1,863	577
Partnership withdrawal	(64)	(8)	-
Return investment	-	-	123
Dividend payments	(3,500)	(1,900)	(1,500)

Total net cash flow used in financing activities	(3,714)	(1,712)	(2,030)

Net increase (decrease) in cash flows for the year	2,603	(38)	553

Cash and cash equivalents at beginning of year	2,556	2,594	2,041

Cash and cash equivalents at end of year	5,159	2,556	2,594

The accompanying notes are an integral part of these consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

1.	Nature of business, basis of presentation and foreign currency financial statements

Consolidated Group and description of business

The Consolidated Group comprises the following entities:

-          Boyles Bros. Servicios Técnicos Geológicos S.A. (BOYTEC S.A.)
-          Sondajes Geotec Colombia S.A.S
-          Boytec Panama S.A.:
•     Boytec Sondajes de Mexico S.A. de C.V.
-          Industries Finance Manufacturing & Technology, S.A. (IFMT):
•     Inmobiliaria Plantel Industrial Limitada
-          Mining Drilling Fluids, Inc. and Subsidiaries (MDF Inc.):
•     MDF S.A. (Chile)
•     MDF Colombia S.A.S.
•     Mining Drilling Fluids México S.A. de C.V.
•     Mining Drilling Fluids Perú S.A.

Description of business:

-	Boyles Bros. Servicios Técnicos Geologicos S.A. (Boytec, S.A.): Is the holding company of the subsidiaries detailed below.

-	Sondajes Geotec Colombia S.A.S: provides mining prospection services in the area of drilling.

-	Boytec Panama S.A.: Is engaged to invest in other companies.

-	Boytec Sondajes de México S.A. de C.V.: provides mining prospection services principally in the area of drilling and maintenance and recovery of water wells.

-	Mining Drilling Fluids, Inc. and Subsidiaries: are mainly engaged in marketing and production of fluids and other industrial products.

-
Inmobiliaria Plantel Industrial Ltda. is a real estate company that during the years 2002, 2005 and 2007, acquired a land and building with leaseback and finance lease, which are currently being subleased to the related companies Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A., Christensen Chile S.A. and Centro Internacional de Formación, S.A.

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

Basis of Presentation - The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Consolidation of financial statements - The consolidated financial statements include the financial statements of Boytec S.A. and those of its subsidiaries. Boytec, S.A. consolidates its subsidiaries in which it holds a controlling financial interest. The usual condition for a controlling financial interest is ownership of a majority voting interest. All significant intercompany transactions and balances have been eliminated in consolidation.

Foreign currency financial statements - The currencies of the countries in which the Companies are incorporated are Chilean Pesos, Peruvian Nuevos Soles, Mexican Pesos, Colombian Pesos, and US Dollar. Management determined the U.S. dollar as the Company’s functional currency in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 830 – Foreign Currency Matters.  Accordingly, the Company measures into U.S. dollars monetary assets and liabilities at year-end exchange rates while non-monetary items are measured at historical rates. Income and expense accounts are measured at exchange rates that approximate the weighted average of the prevailing exchange rates in effect during the year, except for depreciation which was measured at historical rates. Gains or losses from changes in exchange rates are recognized in income in the year of occurrence.

2.	Significant accounting policies

A summary of the significant accounting policies used in the preparation of the accompanying consolidated financial statements follows:

Use of Estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management of each of the consolidated companies in the Boytec Group of Companies to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period.  Although management believes the estimates and assumptions used in the preparation of these consolidated financial statements were appropriate in the circumstances, actual results could differ from those estimates.

Inventories - Inventories are valued at the lower of cost or market (net realizable value). Cost is determined by the weighted average cost method.

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

Concentration of credit risk   - The Company provides mining prospection services principally in the area of drilling and maintenance and recovery of water wells, and sells products to customers primarily in Chile, Mexico, Peru, Colombia and Panama. The Company conducts periodic evaluations of its customers’ financial condition and generally does not require collateral.  The Company does not believe that significant risk of loss from a concentration of credit risk exists given the large number of customers that comprise its customer base and their geographical dispersion.

Property, plant and equipment - Property, plant and equipment are recorded at acquisition cost, net of accumulated depreciation.  Cost includes major expenditures for improvements and replacements, which extend useful lives or increase capacity.  Assets acquired under capital leases are recorded as acquisitions of property, plant and equipment, in an amount equivalent to the lower of the present value of the minimum lease payments plus the present value of the purchase option and market value.  The assets will be legally owned by the Company only when it exercises the purchase option.

Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. Depreciation expense for assets owned was ThUS$2,090, ThUS$1,302 and ThUS$764 in 2012, 2011 and 2010, respectively. Depreciation expense for leased assets was ThUS$249, ThUS$103 and ThUS$85 in 2012, 2011 and 2010, respectively. The estimated useful lives of the related assets are as follows:

Useful Life Years
Buildings	20 to 60

Machinery and equipment	5 to 10
Office furniture and equipment	3
Vehicles	3 to 5
Leased assets	20 to 25

Property, plant and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of an asset is not recoverable when the estimated future undiscounted cash flows expected to result from the use of the asset are less than the carrying value of the asset.  The Company measures an impairment loss as the difference between the carrying value of the asset and its fair value  Each of the consolidated companies in the Boytec S.A. has determined that no impairment of property, plant and equipment was required as of December 31, 2012 and 2011.

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

Revenue recognition- Revenues from contracts for the consolidated companies in the Boytec S.A. mineral exploration drilling services are billable based on the quantity of drilling performed. Thus, revenues for these drilling contracts are recognized on the basis of actual footage or meterage drilled. Revenues from contracts for maintenance and recovery of water wells are recognized upon rendering of such services. Revenues from sales are recognized in the period in which the risk and rewards of the related inventories are transferred to customers, which generally coincides with the delivery of products to customers in satisfaction of orders. Other revenues relate to sublease contracts of land and building and are recognized on an accrual basis.

Allowance for doubtful accounts – Each of the consolidated companies in the Boytec S.A. estimates the allowance based on an individual analysis of customer credit worthiness and payment capacity. The Company has determined that no allowance for doubtful accounts is required as of December 31, 2012 and 2011.

Cash and cash equivalents – Each of the consolidated companies in the Boytec S.A. considers investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2012 and 2011, cash and cash equivalent include cash on hand and in banks. The carrying value of cash and cash equivalents approximates fair value.

Accrued expenses - Vacation costs and other expenses are accrued as an expense in the year in which earned or become payable.

Income taxes – Current income taxes are recorded in the results of the year in which they are incurred.  Deferred income taxes are provided using the asset-and-liability method, in which deferred taxes are recognized for the tax consequences of temporary differences between the financial statement carrying amounts and tax bases of existing assets and liabilities.  Deferred tax assets are reviewed for recoverability and valuation allowances are provided as necessary. Provision for income taxes is made in accordance with tax regulations for each country.

Each of the consolidated companies in the Boytec S.A. estimates of uncertainty in income taxes is based on the framework established in the accounting for income taxes guidance. This guidance addresses the determination of how tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Each of the consolidated companies in the Boytec S.A. recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. For tax positions that meet this recognition threshold, each consolidated company in the Boytec S.A. group of companies applies judgment, taking into account applicable tax laws and experience in managing tax audits, to determine the amount of tax benefits to recognize in the consolidated financial statements. For each position, the difference between the benefit realized on our tax return and the benefit reflected in the consolidated financial statements is recorded as a liability in the consolidated balance sheets. This liability is updated at each consolidated financial statement date to reflect the impacts of audit settlements and other resolution of audit issues, expiration of statutes of limitation, developments in tax law and ongoing discussions with taxing authorities. As of December 31, 2012 and 2011 there were no uncertain tax positions that should be recorded in the consolidated financial statements. In addition, each consolidated company in the Boytec S.A. group of companies does not have any accrued interest and penalties related to unrecognized tax benefits.

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

The Company and its subsidiaries file individual returns for income tax purposes.

Fair Value of Financial Instruments – The carrying amounts of financial instruments, including cash and cash equivalents, trade receivables, and accounts payables, approximate their current fair values because of the relatively short maturity of those instruments. See Note 6 for disclosure regarding the fair value of indebtedness of the Company.

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

3.	Composition of Certain Financial Statements Captions

	December 31,	December 31,
	2012	2011
	(Audited)	(Unaudited)
Assets
	ThUS$	ThUS$

Trade receivables	3,990	5,563

Sundry debtors
Advance to suppliers	54	54
Sundry	810	193

	864	247

Inventories, net
Bits and diamonds	286	36
Bars and casings	1,086	692
Spare parts and other	1,568	505
Muds and additives	4,773	5,034
Import in transit	2	133
	7,715	6,400

Prepaid expenses and other current assets
Prepaid expenses	184	250
Other current assets	54	-

	238	250

Recovable Taxes
Income tax	594	8
Foreign dividend tax credit	-	61
VAT	86	239
Others tax credits	19	125

	699	433

	December 31,	December 31,
	2012	2011
Liabilities	(Audited)	(Unaudited)
	ThUS$	ThUS$
Accounts payable
Foreign suppliers	134	137
Domestic suppliers	600	147

	734	284

Sundry accounts payable
Sundry accounts payable	3,214	2,631

	3,214	2,631

Withholdings and Accrued expenses
Vacation benefits	4	-
Withholdings	38	-
Salaries and employee benefits	29	139

	71	139

Unearned income - current portion
Advances from customers (1)	-	929

	-	929

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

(1)	The following table reflects the detail of unearned income as of December 31, 2012 and 2011:

	December 31,
	2012		2011
	Short term	Long term	Short term	Long term
	(Audited)		(Unaudited)

Minera Peñoles de México (i) ThUS$	-	-	929	-

Totals	-	-	929	-

(i)	Relates to an advanced payment received from customer Minera Peñoles de Mexico, for a total amount of ThUS$929, for services to be provided during the year 2012.

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

4.	Supplemental Cash Flow Information

Supplemental cash flow information is summarized as follows:

	For the year ended
	December 31,
	2012	2011	2010
	(Audited)	(Unaudited)	(Unaudited)
	ThUS$	ThUS$	ThUS$

Income taxes paid	3,443	1,421	523

Interest paid	543	447	298

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

5.	Related party transactions

The Company is affiliated with a number of companies through common ownership.  The balances of related party receivables and payables at year end and transactions during the years are as follows:

	Accounts receivable / payables				Transactions
	Short	Long	Short	Long	Sales and			Purchases and
	term	term	term	term	other revenues			other costs
	2012		2011		2012	2011	2010	2012	2011	2010
	(Audited)		(Unaudited)		(Audited)	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)	(Unaudited)
	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$	ThUS$
Due from related companies:
Christensen Chile S.A.	25	0	68	0	377	356	281	0	0	0
Christensen Comercial S.A.	0	0	0	0	1	0	0	0	0	0
Geotec S.A. (Perú)	0	0	78	0	1,208	611	467	0	0	0
CSI S.A.	570	0	0	0	1,052	866	0	0	0	0
Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A.	63	0	259	0	8,506	13,651	8,627	0	0	0

Totals	658	0	405	0	11,144	15,484	9,375	0	0	0

Due to related companies:
Christensen Chile S.A.	0	0	2	0	0	0	0	2	23	20
Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros S.A. (1) (2)	5	0	1,538	791	0	0	0	3,606	200	313
CSI Inc	466	0	184	0	0	0	0	31	1,464	0
CSI S.A.	130	0	122	0	0	0	0	4,988	3,998	0

Totals	601	0	1,846	791	0	0	0	8,627	5,685	333

(1)
On August 2011, Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros, S.A. made two loans to Boytec Sondajes de México S.A. for ThUS$650 and ThUS$1,000, respectively. The loans mature on August 2013, with an annual interest rate of 4.90% in the year 2012 and 2011. These loans were fully paid during 2012.

(2)
On September 2011, Sociedad de Servicios Técnicos Geológicos Geotec Boyles Bros, S.A. made a loan to Boytec Sondajes de México S.A. for ThUS$650. The loan matures on September 2013, with an annual interest rate of 4.55% in the year 2012 and 2011. This loan was fully paid during 2012.

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

6.	Short-term and Long-term Debt

Short-term Debt:

The following table reflects the detail of short-term debt:

	Financial	Transaction	Currency	Annual	Issuance	Expiration	2012	2011
Company	Institution			rate	date	date	(Audited)	(Unaudited)
							ThUS$	ThUS$

Inmobiliaria Plantel Industrial Ltda. (Chile)	Banco Security (1)	Loan	Ch$	8.04%	Jul/11	Jun/12	-	500
	Banco Security (2)	Loan	Ch$	6.84%	Sep/11	Mar/12	-	490
							-	990

MDF S.A. (Chile)	Banco Itau (3)	Loan	US$	2.16%	Sep/11	Mar/12	-	806
	Banco Itaú (4)	Loan	US$	6.36%	Sep/12	Mar/13	209	-
							209	806

Sondajes Geotec Colombia	BBVA (5)	Loan	US$	Libor + 2,90%	Mar/12	Feb/13	500	-
							500	-

Totals							709	1,796

Inmobiliaria Plantel Industrial Ltda. (Chile):

(1)	On July 12, 2011, the Company entered into a loan with Banco Security for ThUS$500, with an annual interest rate of 8.04%, and matured on June 24, 2012. The loan balance was fully paid on maturity.

(2)
On September 26, 2011, the Company entered into a loan with bank of Security for ThUS$490, with an annual interest rate of 6.84%, and matured on March 20, 2012. The loan balance was fully paid on maturity.

MDF S.A. (Chile):

(3)
On September 2, 2011, the Company entered into a loan with Banco Itaú for ThUS$800 (historic), with an annual interest rate of 2.16%, and matured on March 01, 2012. On January 04 and February 20, 2012, two prepayments were made for ThUS$400 and ThUS$250, respectively. The rest of the loan balance was fully paid on maturity.

(4)
On August 3, 2012, the Company entered into a loan with Banco Itaú for ThUS$523 (historic), which bears an annual interest rate of 6.36% and matures on March 3, 2013. On December 14, 2012, one prepayment was made for ThUS$314.

Sondajes Geotech Colombia:

(5)	On March 2012, the Company entered into a loan with BBVA for ThUS$500 (historic), which bears an annual interest rate of Libor + 2.9% and matures on February, 2013.

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

Long-term Debt:
Debt outstanding as of December 31, whose carrying value approximates fair value, was as follows:

	Financial	Transaction	Currency	Annual	Short-term portion		Long-term		Expiration
Company	Institution			rate	2012	2011	2012	2011	Date
					(Audited)	(Unaudited)	(Audited)	(Unaudited)
					ThUS$	ThUS$	ThUS$	ThUS$

Inmobiliaria Plantel	Banco Security (1)	Loan	Ch$	7.92%	-	174	-	-	Jun/12
	Banco Security (2)	Loan	Ch$	7.49%	675	605	1,069	1,612	Jun/15
	Banco Security (3)	Loan	Ch$	8.17%	377	-	1,219	-	Mar-17

					1,052	779	2,288	1,612

Boytec Sondajes de Mexico S.A. de C.V.	Toyota Financial Services Mexico S.A. de C.V.	Line of credit	US$	7.30%	-	41	-	-	Jul/11
	Toyota Financial Services Mexico S.A. de C.V.	Line of credit	US$	7.00%	-	16	-	-	Oct/11
	Capital Corporation de Mexico S.A. de C.V.	Line of credit	US$	7.00%	8	51	-	20	Jul/13
	Capital Corporation de Mexico S.A. de C.V.	Line of credit	US$	8.50%	26	41	-	22	Mar/13
	Banco Santander (4)	Loan	US$	Libor + 0.33%	676	-	169	-	Mar/14
					710	149	169	42

					1,762	928	2,457	1,654

Inmobiliaria Plantel Industrial Ltda. (Chile):

(1)
On December 20, 2010, the Company entered into a loan with Banco Security for US$576,911 (historic), which bears an interest rate of 0.66% payable in eighteen payments, with the first installment due in January 2011. This loan was fully paid on June 2012.

(2)
On July 23, 2009, the Company entered into a loan with Banco Security for US$2,991,137 (historic), which bears an interest rate of TAB 360 days plus a spread of 0.125% payable in six year term, with one year free of payment, with the first installment due in July 2010. The Company made loan payments for ThUS$473 during 2012.

(3)
On April 25, 2012, the Company entered into a loan with Banco Security for US$1,763,359 (historic), which bears a monthly interest rate of 0.6808% payable in five years term, being the first installment due on May 2012. The Company made loan payments for ThUS$167 during 2012.

Boytec Sondajes de México S.A. de C.V.:

(4)
On March 22, 2012, the Company entered into a loan with Banco Santander for ThUS$1,352 (historic), with an annual interest rate based on Libor plus 0.33% payable in twenty four payments, with the first installment due in April 2012.

As of December 31, 2012 and 2011, long-term debt will mature as follows:

Years to maturity	2012	2011
	ThUS$	ThUS$

	(Audited)	(Unaudited)
2012	-	928
2013	1,762	666
2014	1,221	624
2015	1,052	364
2016 and thereafter	184	-

	4,219	2,582

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

7.	Capital leases

Capital leases outstanding as of December 31, 2012 and 2011, whose carrying value approximates fair value, was as follows:

	Financial	Transaction	Currency	Monthly	Short-term		Long-term		Expiration
Company	Institution			rate	2012	2011	2012	2011	date
					ThUS$	ThUS$	ThUS$	ThUS$
					(Audited)	(Unaudited)	(Audited)	(Unaudited)

Inmobiliaria Plantel Industrial Ltda. (Chile)	Banco Santander	Leasing	UF	0.46%	442	383	1,142	1,429	May/16
	Banco Santander	Leasing	UF	0.95%	20	17	50	64	Oct/15
					462	400	1,192	1,493

Inmobiliaria Plantel Industrial Ltda. (Chile): On December 6, 2005, the Company entered into a capital lease contract obtained from Banco Santander Santiago for U.F.30,046 (U.F. is an inflation-indexed, Chilean peso-denominated monetary unit. The “U.F.” rate is set daily in advance based on the change in the Consumer Price Index in relation to the previous month as reported in the monthly publication of the Central Bank of Chile), equivalent to ThUS$1,053, payable in monthly installments until 2011, and subject to an annual interest rate of 5.56%. On May 24, 2007, such lease contract was modified to U.F.71,442 (ThUS$2,515) payable in monthly installments until 2016 for the construction of the corporate building.

 The assets acquired were a land and a building located in the city of Antofagasta (North of Chile).

On September 27, 2010, the Company entered into a capital lease contract obtained from E-Business Distribution S.A. for U.F.2,239 (ThUS$98) payable in monthly installments until 2015, and subject to an annual interest rate of 11.43%. In December 2010, E-Business Distribution S.A. sold assigns and transferred this lease property to Banco Santander. The asset acquired was a telephone plant equipment.

The minimum lease payments required are as follows:

Years to maturity	2012	2011
	ThUS$	ThUS$
	(Audited)	(Unaudited)

2012	-	400
2013	462	417
2014	474	436
2015	476	455
2016	242	185

	1,654	1,893

Rental expense for the years ended December 31, 2012 was ThUS$65 (2011: ThUS$93/ 2010: ThUS$88 ).

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

8.	Income taxes

Income before income taxes is as follows:

	For the years ended December 31,
	2012	2011	2010
in thousands of U.S. dollars - ThUS$	(Audited)	(Unaudited)	(Unaudited)

Income before income taxes	19,086	12,283	3,839

The expense for incomes taxes consists of the following:

	For the years ended December 31,
	2012	2011	2010
	ThUS$	ThUS$	ThUS$
in thousands of U.S. dollars - ThUS$	(Audited)	(Unaudited)	(Unaudited)

Current taxes	(3,995)	(1,504)	(474)

Deferred taxes	(637)	(803)	(191)

Total, net	(4,632)	(2,307)	(665)

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

Deferred income tax assets and liabilities as of December 31, 2012 and 2011, are comprised of the following:

	Short term		Long-term
	December 31,		December 31,
	2012	2011	2012	2011
in thousands of U.S. dollars - ThUS$	(Audited)	(Unaudited)	(Audited)	(Unaudited)

Leases	-	-	331	328
Other provision	-	5	-	-
Deferred income tax assets	-	5	331	328

Deferred income tax liabilities:
Property, plant and equipment	-	-	2,521	1,883
Capital leases	-	-	-	-
Deferred income tax liabilities	-	-	2,521	1,883

Net Assets - (Liabilities)	-	5	(2,190)	(1,555)

A reconciliation of total income tax expense to statutory tax rate is as follows:

	For the year ended
	December 31,
	2012		2011		2010
in thousands of U.S. dollars - ThUS$	(Audited)		(Unaudited)		(Unaudited)

Income tax at statutory tax rate	5,363	23.33%	3,099	23.33%	579	21.33%
Difference in tax expense resulting from:
Non deductible expenses	98	0.43%	(162)	(1.22%)	91	3.35%
Permanent differences	52	0.23%	(31)	(0.23%)	2	0.07%
Other	(881)	(3.83%)	(599)	(4.51%)	(7)	(0.26%)

	4,632	20.16%	2,307	17.37%	665	24.49%

The companies are potentially subject to income tax audits until the applicable statute of limitations expires. Tax audits by their nature are often complex and can require several years to complete. The followings tax years subject to examination are 2007 through 2012.

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

9.	Equity

Paid-in capital:

-     Boytec S.A. - As of December 31, 2012 and 2011, common stock is represented by 7,600 common shares with no-par value.

Dividends distribution:

-     Boytec S.A.  - A total dividend amount of ThUS$3,400, equivalent to US$447 per share, was approved by the Company’s Board in a meeting held in the year 2012.

A total dividend amount of ThUS$1,800, equivalent to US$237 per share, was approved by the Company’s Board in a meeting held in the year 2011.

A total dividend amount of ThUS$1,200, equivalent to US$158 per share, was approved by the Company’s Board in a meeting held in the year 2010.

-     Mining Drilling Fluids, Inc. and Subsidiaries (MDF Inc.) - A total dividend amount of ThUS$200 equivalent to US$200 per share, was approved by the Company’s Board in a meeting held in the year 2012. A 50% of this dividend was paid to Boytec S.A.

A total dividend amount of ThUS$200, equivalent to US$200 per share, was approved by the Company’s Board in a meeting held in the year 2011. A 50% of this dividend was paid to Boytec S.A.

A total dividend amount of ThUS$600, equivalent to US$600 per share, was approved by the Company’s Board in a meeting held in the year 2010. A 50% of this dividend was paid to Boytec S.A.

10.	Contingencies and commitments

The Company is not involved in any contingencies and commitments as of December 31, 2012 and 2011.

Litigation - The Company is party to various legal actions in the normal course of its business.  The Company is not involved in or threatened by proceedings for which the Company believes it is not adequately insured or indemnified or which, if determined adversely, would have a material adverse effect on its consolidated financial position, results of operations and cash flows.

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

Transfer pricing   – Additional taxes payable could arise in transactions with nonresident related parties if the tax authority, during a review, believes that prices and amounts used by the Company are not similar to those used with or between independent parties in comparable transactions.

11.	Fair value of financial instruments

Fair value of financial instruments - The estimated fair value amounts presented in this consolidated financial statement have been determined by the Company using available market information together with appropriate valuation methodologies, such as discounted cash flows model, that require considerable judgment in developing and interpreting the estimates of fair value.  Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange.  The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

The carrying amounts of the Company’s accounts receivable, accounts payable and current notes payable approximate fair value because they have relatively short-term maturities and bear interest at rates tied to market indicators, as appropriate.  The Company’s long-term debt consists of debt instruments that bear interest at fixed or variable rates tied to market indicators.

12.	New accounting pronouncements

Recently adopted accounting pronouncements

In April 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) No. 2011-02, Receivables (Topic 310): A Creditor’s Determination of Whether a Restructuring Is a Troubled Debt Restructuring, which the Company adopted on January 1, 2012. The amendments in this update provide additional guidance to assist creditors in determining whether a restructuring of a receivable meets the criteria to be considered a troubled debt restructuring. Generally, the effects of adoption were applied prospectively; however a, an entity may identify receivables that are newly considered impaired, and apply the amendments in this ASU prospectively. The adoption of this guidance did not have an impact on the Company’s consolidated financial statements and related disclosures.

In May 2011, the FASB issued ASU No. 2011-04, Fair Value Measurement: Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which updated the guidance in ASC Topic 820, Fair Value Measurement, which the Company adopted on January 1, 201.  ASU 2011-04 clarifies the application of existing fair value measurement requirements including (1) the application of the highest and best use and valuation premise concepts, (2) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity, and (3) quantitative information required for fair value measurements categorized within Level 3.  ASU 2011-04 also provides guidance on measuring the fair value of financial instruments managed within a portfolio, and application of premiums and discounts in a fair value measurement.  In addition, ASU 2011-04 requires additional disclosure for Level 3 measurements regarding the sensitivity of fair value to changes in unobservable inputs and any interrelationships between those inputs.  The adoption of this guidance did not have an impact on the Company’s consolidated financial statements and related disclosures .

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

Recently issued accounting pronouncements pending adoption

The Company considers there are no new accounting standards pending adoption that will have a material impact on the Company´s consolidated financial statements.

Boyles Bros. Servicios Técnicos Geológicos S.A.
(Boytec S.A.) and Subsidiaries

Notes to Consolidated Financial Statements
(The 2011 and 2010 consolidated financial statements are unaudited)

13.       Subsequent events

Between January 1, 2013 and April 15, 2013, the issuance date of these consolidated financial statements, no subsequent events occurred that could materially affect the financial results of the Company.

* * * * * *